Exhibit 99.1

[ProxyMed Logo]

Company News Release

IMPORTANT NOTE:

ProxyMed’s live teleconference call to discuss its second quarter results is accessible by calling 888-792-1069 beginning at 10:00 a.m. Eastern Time on August 6, 2004 and will be simultaneously broadcast on the Internet at www.proxymed.com. Replays of the teleconference call will be available at www.proxymed.com after 1:00 p.m. ET on August 6th.

Investor Relations:	Media Relations:
Gregory J. Eisenhauer, CFA	Marie Rains
EVP & Chief Financial Officer	Director of Public & Media Relations
770-806-4780	800-937-3865, ext. 207
geisenhauer@proxymed.com	mrains@proxymed.com

PROXYMED REPORTS RECORD REVENUES OF $24.6 MILLION
FOR THE SECOND QUARTER OF 2004
- Guidance updated to reflect sale of certain assets and operating outlook for
Transaction Services segment -

     Atlanta, GA (Business Wire) August 5, 2004 – ProxyMed, Inc. (Nasdaq: PILL), a leading provider of healthcare transaction processing and medical cost containment services, today announced its estimated results for the second quarter ended June 30, 2004.

     Operating revenues were $24.6 million for the quarter, an increase of 39% over $17.7 million reported in the second quarter of 2003. Sequentially, revenues increased by $4.1 million, or 20%, compared to the first quarter of 2004. The Company reported a net loss of $0.8 million, or $0.06 per share, for the second quarter of this year, both below the same period last year. Diluted weighted average shares outstanding for the quarters ended June 30, 2004 and 2003 were 12,625,260 and 6,782,938, respectively.

     For the second quarter of 2004, EBITDA (a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization) increased to $2.4 million, which compares favorably to EBITDA of $0.4 million for the second quarter of 2003 and $1.8 million during the first quarter of this year. The increase in EBITDA was largely due to the inclusion of the cost containment business for the entire second quarter, compared to only one month during the first quarter. Company management believes EBITDA is a meaningful measure of operating performance, especially relative to other competitors in the healthcare IT industry, and serves as a factor in determining management’s performance compensation.

     “While we demonstrated sequential revenue and EBITDA growth this quarter, the challenges in our industry have been great and have contributed to a disappointing quarter in our Transaction Services segment,” stated Michael K. Hoover, ProxyMed Chairman and Chief Executive Officer. “These challenges have included HIPAA, Sarbanes-Oxley, and an ongoing industry resistance to new technology. Thankfully, we’re seeing some light at the end of the tunnel. For example, with over 90% of our direct outbound direct transaction volume migrated to a HIPAA-compliant format, our efforts can turn more fully to improved customer service and renewing our core growth, both of which have suffered during the prolonged transition to HIPAA.”

     Hoover continued, “In addition to the many industry-wide issues nearing resolution, we are seeing some positive growth-indicators in our business, both as a result of our new Phoenix platform, with its robust data repository and new Web self-service tools, and our recent acquisition of PlanVista. We recently won several significant new customers, which could potentially generate up to $5 million in revenues on 8 million transactions during the next 12 months. This new business is reflected in both our cost containment unit, which won a major cross-sell to one of our largest payer customers, and our transaction processing business, which landed a new top 10 customer.”

Year-to-Date 2004 Results

     ProxyMed reported revenues of $45.2 million for the six months ended June 30, 2004, an increase of 29% over revenues of $35.1 million during the same period of 2003. During the first six months of 2004, net loss and net loss per share improved to $1.2 million and $0.11, respectively, from a net loss of $2.8 million and a net loss per share of $0.41 during the same period in 2003. Diluted weighted average shares outstanding for the six months ended June 30, 2004 and 2003 were 10,597,996 and 6,782,938 respectively.

     For the six months ended June 30, 2004, the Company reported EBITDA of $4.2 million, compared to a negative EBITDA of $0.5 million during the first six months of 2003.

     Total cash at June 30, 2004, including restricted cash, was approximately $12.5 million, and included $3.5 million in proceeds from the sale of the contract manufacturing assets completed on June 30, 2004. The final sales price was $4.5 million, with the balance of the purchase price received after the quarter ended.

Second Quarter 2004 Segment Highlights

Transaction Services – Due to the integrated nature of the Company’s service offering, the Company reports all financial, administrative, clinical and cost containment transactions and services as part of our Transaction Services segment. During the second quarter, the Company updated its segment reporting methodology to combine its corporate expenses into the Transaction Services segment. Results for Transaction Services in the second quarter of 2004 include:

•	Significant progress on HIPAA, with the migration of over 90% of all direct outbound volume as of today.

•	Implementation of our new Phoenix data repository, which serves as the foundation of a new suite of Web-based self-service tools for our partners and customers that is being released in phases over the next four quarters.

     Transaction Services Statistics

     Management considers the following metrics important to monitor its transaction business:

Description:	Q/E	Q/E	Q/E
(all amounts in thousands)	6/30/04	3/31/04	6/30/03
Core transactions (excluding encounters)	* 48,138	49,875	49,893
Additional core transactions	14,652	13,918	12,881

Total Core Transactions	62,790	63,793	62,774

Encounters	6,086	9,967	5,106

Total Transactions	68,876	73,760	67,880

     Please note that as a result of its continued review of its business, the Company has made changes to the above to insure that transactions are counted in the same methodology for all purposes, whether internal or external. Previously, the Company had excluded certain transactions, mostly associated with an outsourcing contract, from its external reporting due to the different business models for those transactions.

*	1,795,000 of these transactions were from the cost containment unit.

Laboratory Communications Solutions – On June 30, 2004, ProxyMed sold the contract manufacturing assets of this segment for $4.5 million in cash and recorded an immaterial loss on the sale. The results of the contract manufacturing business are included in the results for the first six months of 2004 reported herein. Highlights for Laboratory Communications Solutions for the quarter include:

•	A 7.1% increase in year over year revenues from $5.7 million to $6.1 million, resulting from strong sales of our core devices; and

•	An increase in EBITDA to $0.9 million, compared to $0.5 million for the same period last year, driven by increased sales and growth and a favorable shift of product sales into higher margin items.

Consolidated 2004 Guidance

     Guidance for the 2004 year has been modified. Some of the changes reflect the sale of certain assets of the Lab Services segment, which the company had budgeted to deliver $4.6 million in revenues and $0.1 million in EBITDA during the second half of 2004. Guidance for the third quarter and for the year is as follows:

•	Net revenues for the third quarter of $22 to $25 million. Net revenues for the year of $91.0 to $95.0 million;

•	Consolidated EBITDA of $10.0 to $12.0 million for the year with $2.0 to $3.5 million of EBITDA during the third quarter;

•	Depreciation and amortization of $2.7 to $2.9 million per quarter for the remainder of the year;

•	Interest expense of $0.5 to $0.6 million per quarter for the remainder of the year;

•	Tax expense of approximately $0.1 million per quarter for the remainder of the year;

•	Diluted loss per share of $0.00 to $0.17 for the year, with an anticipated EPS of negative $0.06 to $0.17 for the third quarter;

•	The Company cautions investors that some classifications of expenses may change during the year between cost of sales and SG&A as a result of changing the presentation of PlanVista financial information to better conform with ProxyMed’s presentation; and

•	The Company anticipates that it will spend approximately $1.5 million in 2004 for systems work and Sarbanes-Oxley compliance. The Company anticipates that only a portion of these costs will be ongoing in 2005.

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(amounts in thousands except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$24,649	$17,701	$45,154,701	$35,131

Costs and expenses:
Cost of sales	9,812	8,171	18,106	16,383
Selling general and administrative expenses	12,405	9,114	22,805	19,155
Depreciation and amortization	2,629	1,344	4,479	2,674
(Gain) loss on disposal of assets	67	(15)	70	110
Total operating costs and expenses	24,913	18,614	45,460	38,322
Operating loss	(264)	(913)	(306)	(3,191)
Interest expense, net	542	195	877	369
Other income	(134)	(752)	(134)	(752)
Income taxes	100	—	150	—
Net loss	$(772)	$(356)	$(1,199)	$(2,808)

Basic and diluted loss per share	$(0.06)	$(0.05)	$(0.11)	$(0.41)

Basic and diluted weighted average shares outstanding	12,625,260	6,782,938	10,597,996	6,782,938

EBITDA (1)	$2,365	$431	$4,173	$(517)

(1)	EBITDA is a metric that ProxyMed believes is a meaningful measurement of operating performance as it allows for comparison of performance between other competitors in the healthcare IT industry. Additionally, ProxyMed utilizes EBITDA as one of the factors in determining its management performance rewards. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles (“GAAP”).

A reconciliation to Operating loss, a corresponding measure under GAAP is as follows:

EBITDA	$2,365	$431	$4,173	$(517)
Deduct: Depreciation and Amortization	2,629	1,344	4,479	2,674
Operating loss	$(264)	$(913)	$(306)	$(3,191)

PROXYMED, INC. AND SUBSIDIARIES
Segment and Other Information
(unaudited)
(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues Transaction services	$18,524	$11,982	$33,118	$23,273
Laboratory communication solutions	6,125	5,719	12,036	11,858

	$24,649	$17,701	$45,154	$35,131

Cost of sales:
Transaction services	$5,894	$4,258	$10,160	$8,524
Laboratory communication solutions	3,918	3,913	7,946	7,859

	$9,812	$8,171	$18,106	$16,383

Selling general and administrative expenses:
Transaction services	$11,133	$7,763	$20,173	$16,430
Laboratory communication solutions	1,272	1,351	2,632	2,725

	$12,405	$9,114	$22,805	$19,155

Depreciation and amortization:
Transaction services	$2,382	$1,104	$3,972	$2,204
Laboratory communication solutions	247	240	507	470

	$2,629	$1,344	$4,479	$2,674

Operating income (loss):
Transaction services	$(960)	$(1,128)	$(1,260)	$(3,993)
Laboratory communication solutions	696	215	954	802

	$(264)	$(913)	$(306)	$(3,191)

EBITDA:
Transaction services	$1,422	$(24)	$2,712	$(1,789)
Laboratory communication solutions	943	455	1,461	1,272

	$2,365	$431	$4,173	$(517)

About ProxyMed, Inc.

ProxyMed provides connectivity, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed’s services support a broad range of both financial and clinical transactions, and we are HIPAA certified through Edifecs. To facilitate these services, ProxyMed operates Phoenix™, our secure national electronic information platform, which provides physicians and other primary care providers with direct connectivity to payers, chain and independent pharmacies and clinical laboratories.

For more information, please visit the Company’s website at www.proxymed.com.

Forward Looking Statement

ProxyMed cautions that forward-looking statements contained in this document are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. Some of these factors are described in the Safe Harbor statement below.

At the time of this Press release, the results recorded herein are estimates. While the Company does not expect any change in the results of operations stated here, final results could vary. The final results will be included in the Company’s Form 10-Q.

Except for the historical information contained herein, the matters discussed in this document may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements include those concerning the potential benefits and effects, including but not limited to any expectations as to profitability, revenue growth, projected EBITDA, and other aspects of the financial performance of the combined company. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. While these statements reflect our current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, the soundness of our business strategies relative to the perceived market opportunities; ProxyMed’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; ProxyMed’s assessment of the healthcare industry’s need, desire and ability to become technology efficient; and ProxyMed’s ability and that of its business associates to comply with various government rules regarding healthcare and patient privacy. For further cautions about the risks of investing in ProxyMed, we refer you to the documents each company files from time to time with the Securities and Exchange Commission, particularly the Company’s Form 10-K for the year ended December 31, 2003, and the Company’s Form 10-Q for the quarter ending March 31, 2004.

In this regard, investors are cautioned that the Company will be subject to numerous risks and uncertainties, including, but not limited to, the risks inherent in acquisitions of technologies and businesses, including the integration of separate workforces, the timing and successful completion of technology and product development through production readiness, integration of such technologies and businesses into the combined company, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, and other factors.

ProxyMed does not assume any obligation to update information contained in this document, including for example guidance regarding future performance, which represents the companies’ expectations only as of the date of this release and should not be viewed as a statement about the Company’s expectations after such date. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

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